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Exhibit 4.12

AMENDMENT, WAIVER AND CONSENT AGREEMENT

        THIS AMENDMENT, WAIVER AND CONSENT AGREEMENT (this "Agreement"), dated as of October 22, 2001, to the Restated Credit Agreement, dated as of November 29, 1999 (as the same may be further amended, supplemented or modified from time to time in accordance with its terms, the "Credit Agreement"), among Water Pik, Inc., a Delaware corporation ("Water Pik"), and Laars, Inc., a Delaware corporation ("Laars" and together with Water Pik, herein referred to as the "Borrowers"), the Guarantors named therein, the financial institutions named therein (the "Lenders") and The Chase Manhattan Bank, as agent (the "Agent") for the Lenders. Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Credit Agreement.

        WHEREAS, the Borrowers have requested that the Agent and the Lenders (i) consent to the (a) refinancing of the real property covered by the Mortgages listed on Schedule 1 annexed hereto (the "Refinanced Property") and (b) secured indebtedness in the amount of $20,600,000 incurred by the Borrowers in favor of U.S. Bank National Association ("U.S. Bank") as a result of such refinancing (the "Refinancing"), (ii) release the Mortgages and terminate all liens on the Refinanced Property and (iii) increase the sublimit on the Letters of Credit;

        WHEREAS, pursuant to the Amendment and Waiver Agreement dated as of June 29, 2001 among the Borrowers, the Guarantors, the Lenders and the Agent, the Agent and the Required Lenders are satisfied with the terms of the Refinancing of the Refinanced Property and the Intercreditor Agreement referred to in Section 4(b) below;

        WHEREAS, the Borrowers have also requested that the Agent and the Lenders revise the Borrowing Base, and the Agent and the Lenders are willing to take all of the aforementioned actions on the terms and conditions hereof.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the fulfillment of the conditions set forth below, the parties hereto agree as follows:

  Section 1. Consent under Credit Agreement

        1.1  Subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Agent and the Required Lenders hereby consent to the Refinancing of the Refinanced Property, provided that the Net Proceeds in a minimum amount of $20,000,000 from the Refinancing are applied as set forth in Section 2.09(f) of the Credit Agreement.

        1.2  Upon the Refinancing and satisfaction of the conditions precedent in Section 4 of this Agreement, the Agent agrees to promptly deliver to the Borrowers such documents and instruments reasonably requested by the Borrowers as shall be necessary to evidence the release of the Mortgages and the termination of all liens on the Refinanced Property under Section 3.03 of the Credit Agreement.

  Section 2. Amendments under Credit Agreement

        2.1  The definition of "M&E Availability" in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

  "M&E Availability" shall mean up to $2,960,000 in the case of Laars and up to $2,960,000 in the case of Water Pik, each reduced by $246,000 on the last day of each calendar quarter commencing December 31, 2001.

        2.2  Section 2.01 of the Credit Agreement is hereby amended by deleting "$5,000,000" in subclause (A)(ii) and substituting therefor "$10,000,000".

        2.3  Section 2.17 of the Credit Agreement is hereby amended by deleting "$5,000,000" and substituting therefor "$10,000,000".

        2.4  Except for the specific amendments set forth in Sections 2.1 through 2.3 above, nothing herein shall be deemed to be an amendment of any covenant or agreement contained in the Credit Agreement, and the Borrowers and the Loan Parties hereby agree that all of the covenants and agreements contained in the Credit Agreement are hereby ratified and confirmed in all respects.

  Section 3. Waivers under Credit Agreement

        3.1  The Lenders and the Agent hereby waive the provisions of Section 7.03 solely with regard to secured Indebtedness incurred by the Borrowers in connection with the Refinancing.

        3.2  Except for the specific waivers set forth above, nothing herein shall be deemed to be a waiver of any covenant or agreement contained in the Credit Agreement.

  Section 4. Conditions Precedent

        Sections 1 through 3 of this Agreement shall become effective upon the execution and delivery of counterparts hereof by the parties listed below and the fulfillment of the following conditions:

          (a)  U.S. Bank shall execute and deliver to the Agent a Mortgagee's Consent and Waiver, in the form annexed hereto as Exhibit A.

          (b)  U.S. Bank shall execute and deliver to the Agent that certain Intercreditor Agreement dated October 22, 2001, between U.S. Bank and the Agent.

          (c)  All representations and warranties contained in this Agreement or otherwise made in writing to the Agent in connection herewith shall be true and correct.

          (d)  No unwaived event has occurred and is continuing which constitutes a Default or Event of Default under the Credit Agreement.

          (e)  The Borrowers shall reimburse the Agent for all of its out-of-pocket expenses, including legal fees, associated with this Agreement, all of which may be charged to the Borrowers' accounts with the Agent.

  Section 5. Miscellaneous

        5.1  Each of the Borrowers reaffirms and restates the representations and warranties set forth in Article IV of the Credit Agreement and all such representations and warranties are true and correct on the date hereof with the same force and effect as if made on such date, except as they may specifically refer to an earlier date.

        5.2  Except as herein expressly amended or waived, the Credit Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

        5.3  All references to the Credit Agreement in the Credit Agreement, the Security Documents and the other documents and instruments delivered pursuant to or in connection therewith shall mean the Credit Agreement as amended hereby and as the same may in the future be amended, restated, supplemented or modified from time to time.

        5.4  This Agreement may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart.

        5.5  THIS AGREEMENT IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LAARS, INC.
By:	/s/ VICTOR C. STREUFERT Name: Victor C. Streufert Title: Vice President
WATER PIK, INC.
By:	/s/ VICTOR C. STREUFERT Name: Victor C. Streufert Title: Vice President
JANDY INDUSTRIES, INC., as a Guarantor
By:	/s/ VICTOR C. STREUFERT Name: Victor C. Streufert Title: Vice President
WATERPIK INTERNATIONAL, INC. as a Guarantor
By:	/s/ VICTOR C. STREUFERT Name: Victor C. Streufert Title: Vice President
WATER PIK TECHNOLOGIES FOREIGN SALES CORPORATION
By:	/s/ VICTOR C. STREUFERT Name: Victor C. Streufert Title: Vice President
WATER PIK TECHNOLOGIES, INC.
By:	/s/ VICTOR C. STREUFERT Name: Victor C. Streufert Title: Vice President
THE CHASE MANHATTAN BANK, as Agent and as a Lender
By:	/s/ DONNA M. DIFORIO Name: Donna M. DiForio Title: Vice President
BANK ONE, ARIZONA, N.A., as a Lender
By:	/s/ TINA ZELLER Name: Tina Zeller Title: Vice President

MELLON BANK, N.A., as a Lender
By:
Name: Title:
PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ ILENE SILBERMAN Name: Ilene Silberman Title: Vice President
UNION BANK OF CALIFORNIA, N.A., as a Lender
By:	/s/ STEPHEN W. DUNNE Name: Stephen W. Dunne Title: Vice President

SCHEDULE 1

Real Property Locations

(a)
6000 Condor Drive
Moorpark, CA 93201
(Ventura County)

(b)
20 Industrial Way
Rochester, NH 03867
(Marin County)

(c)
1730 East Prospect Road
Fort Collins, CO 80553
(Larimer County)

(d)
609 14th Street
Loveland, CO 80537
(Larimer County)

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AMENDMENT, WAIVER AND CONSENT AGREEMENT
Real Property Locations